UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [   ]

Check the appropriate box:

[X]	Preliminary Proxy Statement
[ ]	Definitive Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to Sec. 240.14a-11(c) or sec. 240.14a-12

PEGASUS TEL, INC.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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	(4)	Proposed maximum aggregate value of transaction:
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[ ]	Fee paid previously with preliminary materials.
[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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PEGASUS TEL, INC.
Notice of Special Meeting of Shareholders
To be held on February 15, 2013

To the Shareholders of Pegasus Tel, Inc.

NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of PEGASUS TEL, INC. (the “Company”) will be held at the offices of the Company, 116 Court Street, Suite 707, New Haven, CT 06511 on February 15, 2013 at 10:00 a.m. Eastern Daylight Time (the “Special Meeting”), for the following purpose:

1.	To approve an amendment to our certificate of incorporation to change our name to Blue Bull Ventures, Inc.;

2.
 To approval an amendment to our certificate of incorporation to effect a reverse stock split whereby for every 20,000 outstanding shares of the Corporation’s Common and Preferred Shares, shall be reversed split into 1 validly issued, fully paid and non-assessable share of Common and Preferred Share.

3.	To approval an amendment to our certificate of incorporation to decrease the number of authorized shares of our common stock from 19,990,000,000 to 90,000,000.

The foregoing item of business is more fully described in the Proxy Statement for Special Meeting of Shareholders accompanying this Notice of Special Meeting of Shareholders.  Only shareholders of the Company of record at the close of business on December 31, 2012 are entitled to notice of, and to vote at, the Special Meeting.

By Order of the Board of Directors
Jerry Gruenbaum, CEO

New Haven, Connecticut
January [--], 2013

TABLE OF CONTENTS

1.	Shareholders Entitled to Vote	2
2.	Votes Required to Approve Each Proposal	2
3.	Board of Directors' Recommendations	2
4.	Voting: Revocation of Proxies.	2
5.	Costs of Solicitations	3

	PRINCIPAL SHAREHOLDERS	3
	Beneficial Ownership of Common Stock	3

PROPOSAL ONE	AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO CHANGE OUR NAME FROM PEGASUS TEL, INC. TO BLUE BULL VENTURES, INC.	4

PROPOSAL TWO	AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO EFFECT A 20,000 TO 1 REVERSE SPLIT	4
	Purpose of the Reverse Stock Split Amendment	5
	Impact of the Reverse Stock Split Amendment if Implement	6
	Certain Risks Associated with the Reverse Stock Split	7
	Effective Time	7
	Fractional Shares	8
	Effect on Beneficial Holders of Common Stock (i.e., stockholders who hold in "street name")	8
	Effect on Registered "Book-Entry" Holders of Common Stock	8
	Effect on Certificated Shares	8
	Accounting Matters	8
	No Appraisal Rights	9
	Certain United States Federal Income Tax Considerations	9
	Tax Consequences of the Reverse Stock Split Generally	10

PROPOSAL THREE	AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO REDUCE THE AUTHORIZED COMMON SHARES FROM 19,990,000,000 TO 90,000,000	10
	Purpose of the Authorized Common Stock Amendment	11
	Required Vote and Recommendation	11

	OTHER MATTERS	11

EXHIBIT A	AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF PEGASUS TEL, INC.	12

PEGASUS TEL, INC.
PROXY STATEMENT FOR SPECIAL MEETING OF SHAREHOLDERS

Friday, February 15, 2013

This proxy statement is being furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of PEGASUS TEL, INC., a Delaware corporation (the “Company”), to be used at the Special Meeting of Shareholders of the Company, to be held at the offices of the Company, 116 Court Street, Suite 707, New Haven, CT 06511 on February 15, 2013 at 10:00 a.m. Eastern Daylight Time.  This Proxy Statement and the enclosed form are first being sent to shareholders on or about February 1, 2013.

The Company’s Bylaws states that notice “stating the time and place thereof, shall be mailed to each shareholder at his/her address as shown on the records of the corporation not less than ten (10) days and not more than sixty (60) days prior to such meeting.”

1.	Shareholders Entitled to Vote.

Only shareholders of record at the close of business on December 31, 2012, the record date fixed by the Board of Directors, will be entitled to notice of, and to vote at, the Special Meeting.  The Company’s Bylaws states that “for the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, the Board of Directors may fix in advance a date as the record date for any such determination of shareholders, such date in any case to be not less than ten (10) nor more than sixty (60) days prior to the date on which the particular action requiring such determination of shareholders is to be taken.”  At the close of business on the record date, there were 3,510,496,677 shares of the Company's Common Stock, par value $.0001 per share (the "Common Stock"), outstanding and entitled to vote at the meeting and 1,000,000 shares of the Company’s Series C Convertible Preferred Stock par value $.0001 per share (the "Series C Preferred Stock"), outstanding and entitled to vote at the meeting.  Each Common Stock is entitled to one vote and each Series C Preferred Stock is entitled to twenty thousand votes.  The presence in person or by proxy of owners of a majority of the outstanding shares of the Company's Common Stock will constitute a quorum for the transaction of business at the Special Meeting.

For purposes of determining the votes cast with respect to any matter presented for consideration at the Special Meeting, only those cast "for" are included.  Abstentions and broker non-votes are counted only for the purpose of determining whether a quorum is present at the Special Meeting.  Owners of Common Stock will not have any dissenters’ rights of appraisal in connection with any of the matters to be voted on at the Special Meeting.

2.	Votes Required to Approve Each Proposal.

Each of the proposals will require an affirmative vote for the proposal by a majority of the votes cast at the Special Meeting by the holders of shares of Common Stock entitled to vote and by a majority of Series C Preferred Stock entitled to vote.  The Company’s Bylaws states that “a simple majority of the capital stock issued and outstanding represented in person or by proxy, shall constitute a quorum for the transaction of business at any shareholders’ meeting.”

3.	Board of Directors’ Recommendations.

The Board of Directors recommends a vote “FOR” each of the proposals.

4.	Voting: Revocation of Proxies.

The Company’s Bylaws states that “at all meetings of shareholders, all questions shall be determined by a majority vote of the holders of each class of capital stock entitled to vote, present in person or by proxy, unless otherwise provided for by these Bylaws or by the laws of the State of Delaware.”  A form of proxy is enclosed for use at the Special Meeting if a shareholder is unable to attend in person.  Each proxy may be revoked at any time before it is exercised by giving written notice of revocation to the Secretary of the Company by filing a later dated proxy with the Secretary at any time prior to its exercise or by voting at the meeting.  The presence at the meeting of a stockholder who has given a proxy does not revoke the proxy unless the stockholder files a notice of revocation or votes by written ballot.  All shares represented by valid proxies pursuant to this solicitation (and not revoked before they are exercised) will be voted as specified in the form of proxy.  If no specification is given, the shares will be voted in favor of the recommendations as described in this Proxy Statement.

5.	Costs of Solicitation.

The entire cost of soliciting these proxies will be borne by the Company.  In following up the original solicitation of proxies by mail, the Company may make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to the beneficial owners of the stock and may reimburse them for their expenses in so doing.  If necessary, the Company may also use its officers and their assistants to solicit proxies from the shareholders, either personally or by telephone or special letter.

PRINCIPAL SHAREHOLDERS

The following table presents certain information available to the Company at the date hereof with respect to the security ownership of the Company’s Common Stock by  (i) each of the Company’s directors and their nominees, (ii) named executive officers of the Company, (iii) all executive officers and directors as group, and (iv) the security ownership of each person known by the Company to beneficially own more than five percent (5%) of the Company's common stock outstanding as of December 31, 2012.  Percentages that include ownership of options or convertible securities are calculated assuming  exercise or  conversion  by each  individual or  entity of the  options (including “out-of-the-money options”), or convertible securities owned by each individual or entity separately without considering the dilutive effect of option exercises and security conversions by any other individual or entity.

Beneficial Ownership of Common Stock (1)

	Amount and Nature of Beneficial		Amount and Nature of Beneficial	Amount and Nature of Beneficial	Amount and Nature of Beneficial
	Ownership of Common Stock	Percent of Common Stock	Ownership of Series C Preferred Stock	Ownership of Series D Preferred Stock	Ownership of Common Stock	Percent of Common Stock
Name and Address of Beneficial Owner	prior to conversion	prior to conversion (2)	prior to conversion	prior to conversion	after conversion and after reverse	prior to conversion
Jerry Gruenbaum 116 Court Street, Suite 707 New Haven, Connecticut 06511	0	0%	0	0	0	0%
Nathan Lapkin 116 Curt Street, Suite 707 New HAven, Connecticut 06511	0	0%	0	0	0	0%
All Directors and Executive	0	0%	0	0	0	0%

Total-Invest International B.V.(4) Lange Stammerdijk 31 1109 BL Amsterdam, The Netherlands	2,448,000,000	69.73%	1,000,000	2,436,453	2,559,353	96.12%
Flash Funding Consulting Ltd (5) 20 Cecil St #14-01 Equity Plaza 049705,Singapore	300,000,000	8.55%	0	0	15,000	0.56%

(1)           Unless otherwise indicated, each of the shareholders named in the table has sole voting and investment power with respect to the shares beneficially owned.
(2)           Based on 3,510,496,677 shares of common stock issued and outstanding as of December 31, 2012.
(3)           Based on 2,662,741 shares of common stock issued and outstanding after conversion of all the Series C Preferred Stock and Series D Preferred Stock into Common Stock and the 20,000 to 1 reverse split.  Any holder post reverse split of ninety-nie (99) shares or less, including fractional shares, shall be rounded up to one hundred (100) shares.
(4)           Total-Invest International B.V. owns in addition to the 2,448,000,000 common shares, 1,000,000 Series C Preferred shares that are convertible to 10,000,000 common shares and have the voting rights of 20,000 common shares for each Series C Preferred share for a total of 20,000,000,000 common shares, and 2,436,453 Series D Convertible Preferred Stock par value $.0001 per share which are none voting and are convertible into 20,000 common shares (the "Series D Preferred Stock").  After the reverse, the Series C Preferred shares will convert to 500 common shares and the Series C Preferred shares will be cancelled and the Series D Preferred shares will convert to 2,436,453 common shares and the Series D Preferred shares will be cancelled.  Thereafter, we will have no Preferred Stock issued and outstanding.  Mr. J.M. Erkelens, a resident and citizen of The Netherlands is the Managing Director of Total-Invest International B.V. Mr. Erkelens has sole power to exercise voting and dispositive rights with respect to any and all shares owned by  Total-Invest International B.V.

(5)           We sold 300,000,000 Reg. S shares of common stock in November 2011 to Flash Funding Consulting LLC for $150,000.  Flash Funding to date has not paid the for the shares.  On February 24, 2012, as a result that we issued Flash Funding 300,000,000 and Flash Funding has neither paid nor returned the shares back to the Company, we placed a stop order on these shares from being able to be transfered.  As a result, Flash Funding does not have voting or dispositive powers with respect to the 300,000,000 common shares.

PROPOSAL ONE

AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO CHANGE OUR NAME FROM PEGASUS TEL, INC. TO BLUE BULL VENTURES, INC.

Our board of directors has approved, and is hereby soliciting stockholder approval of, an amendment to our certificate of incorporation to change our name to Blue Bull Ventures, Inc. in the form set forth in Appendix A to this proxy statement (the “Name Change Amendment”).

On March 12, 2012 a change of control of our Company took place when Total-Invest International B.V., a Dutch limited liability company acquired 2,448,000,000 common shares in a private transaction that were formerly owned by Mr. Anthony Dibiase, our former Chief Executive Officer for the purpose of taking their investment banking operations public in the United States.  On March 21, 2012, we acquired Blue Bull Ventures B.V., a Dutch limited liability company from Total-Invest that provides venture capital from European private equity and institutional investors as well as advisory and management resources to emerging companies throughout the world, primarily in Europe, including providing financial advice and resources on merger, acquisitions, restructuring, financing and capital raising.  The acquisition was recorded by our Company as a reverse merger.  Our board of directors believes that the Name Change Amendment will better reflect the nature of our business as we go forward.

The proposed name change to Blue Bull Ventures, Inc. would become effective immediately upon the filing of the Name Change Amendment with the office of the Secretary of State of the State of Delaware. We expect to file the Share Increase Amendment in this Item 1 with the Secretary of State of the State of Delaware promptly upon approval by our stockholders.

The affirmative vote of the holders of a majority of voting power of our Common Stock and our Series C Preferred Stock voting together as a single class, and of holders of a majority of the voting power of our Common Stock, voting as a separate class, will be required to approve the Name Change Amendment.  Approval by stockholders of this Item 1 is not conditioned upon approval of Item 2 and Item 3; conversely, approval by stockholders of Item 2 and 3 is not conditioned upon approval of this Item 1.

The board of directors unanimously recommends a vote “FOR” the proposal to amend our certificate of incorporation to effect a name change to Blue Bull Ventures, Inc.

PROPOSAL TWO

AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO EFFECT A 20,000 TO 1 REVERSE SPLIT

General

Our board of directors has approved, and is hereby soliciting stockholder approval of, an amendment to our certificate of incorporation to effect a reverse stock split whereby for every twenty thousand (20,000)  outstanding shares of the Corporation’s Common Stock, shall be reversed split into one (1) validly issued, fully paid and non-assessable share of Common Stock; for every twenty thousand (20,000) outstanding shares of the Corporation’s Series C Preferred Stock, shall be combined into one (1) validly issued, fully paid and non-assessable share of Series C Preferred Stock; and for every twenty thousand (20,000) outstanding shares of the Corporation’s Series D Preferred Stock, shall be combined into one validly issued, fully paid and non-assessable share of Series D Preferred

Stock.  Any holder post reverse split of ninety-nine (99) shares or less, including fractional shares, shall be rounded up to one hundred (100) shares.  All shares of Common Shares, Series C Preferred Stock, and Series D Preferred Stock as applicable that are held by a stockholder will be aggregated by class (in the case of Common Shares) or series (in the case of the Series C Preferred Stock and Series D Preferred Stock) subsequent to the aforementioned Reverse Stock Split in the form set forth in Appendix A to this proxy statement (the “Reverse Stock Split Amendment”).

The affirmative vote of the holders of a majority of voting power of our Common Stock and our Series C Preferred Stock voting together as a single class, and of holders of a majority of the voting power of our Common Stock, voting as a separate class, will be required to approve the Reverse Stock Split Amendment. Approval by stockholders of this Item 2 is conditioned upon approval of Item 3; conversely, approval by stockholders of Item 3 is conditioned upon approval of this Item 2.

Purpose of the Reverse Stock Split Amendment

 Our common stock currently trades on the OTCC:BB under the symbol “PTEL”.  We currently as of January__, 2013 have 3,510,496,677 common shares outstanding.  In addition, we have 1,000,000 Series C Preferred Stock outstanding which are convertible to 10 common shares for each Series C Preferred Stock outstanding and 2,436,453 Series D Preferred Stock outstanding which are convertible to 20,000 common shares for each Series D Preferred Stock.  The Company has received notice from the Series C Preferred Stock and from the Series D Preferred Stock of their intents to convert.  If the Reverse Stock Split Amendment is approved by our shareholders, and as the Series C Preferred Stock and the Series D Preferred Stock is converted, the Series C Preferred Stock will convert to 500 common shares and the Series C Preferred Stock will be cancelled and the Series D Preferred Stock will convert to 2,436,453 common shares and the Series D Preferred Stock will be cancelled.  Thereafter, we will have no Preferred Stock issued and outstanding.

We cannot support the current outstanding shares and needs to reduce the outstanding shares to a level commensurate with our size.  At December 31, 2011, we had $285 in cash on hand and an accumulated deficit of $(19,539,847), causing our auditors to express their doubts as to our ability to continue as a going concern.

Our stock is trading below $0.01 per share.  The SEC has adopted regulations concerning low-priced stock, or “penny stocks.” The regulations generally define "penny stock" to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions.  As long as our shares are offered at a market price less than $5.00 per share, and do not qualify for any exemption from the penny stock regulations, our shares may become subject to additional regulations relating to low-priced stocks.  The penny stock regulations require that broker-dealers, who recommend penny stocks to persons other than institutional accredited investors make a special suitability determination for the purchaser, receive the purchaser's written agreement to the transaction prior to the sale and provide the purchaser with risk disclosure documents that identify risks associated with investing in penny stocks. Furthermore, the broker-dealer must obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before effecting a transaction in penny stock. These requirements have historically resulted in reducing the level of trading activity in securities that become subject to the penny stock rules. The additional burdens imposed upon broker-dealers by these penny stock requirements may discourage broker-dealers from effecting transactions in the common stock, which could severely limit the market liquidity of our common stock and our shareholders' ability to sell our common stock in the secondary market.

Clearing firms have made it very difficult to trade in penny and sub penny stock.  One of the largest clearing firms for OTC stock has implemented new rules that make it more difficult to trade penny stocks including an illiquidity rule which applies fees to thinly traded penny stocks or in some cases simply disallows trading of certain stocks altogether.

The purpose of the reverse stock split is to increase the per share trading value of our common stock. Our board of directors intends to effect the proposed reverse stock split because it believes that a decrease in the number of shares outstanding is likely to improve the trading price and therefore the ability to trade our common stock.

Impact of the Reverse Stock Split Amendment if Implemented

If approved and effected, the reverse stock split will be realized simultaneously and in the same ratio for all of our Common Stock and Preferred Stock. The Reverse Stock Split Amendment will affect all holders of our Common Stock and Preferred Stock uniformly and will not affect any stockholder’s percentage ownership interest in our Company. As described below, holders of Common Stock otherwise entitled to ninety-nine (99) shares or less, including fractional shares, shall be rounded up to one hundred (100) shares.  All shares of Common Shares, Series C Preferred Shares, and Series D Preferred Shares as applicable that are held by a stockholder will be aggregated by class.  In addition, the reverse stock split will not affect any stockholder’s proportionate voting power (subject to the treatment of ninety-nine (99) shares or less, including fractional shares).

The principal effects of the Reverse Stock Split Amendment will be that:

•	each twenty thousand shares of Common Stock owned by a stockholder, will be combined into one new share of common stock;

•	each twenty thousand shares of Series C Preferred Stock owned by a stockholder, will be combined into one new share of Series C Preferred Stock;

•	each new share of Series C Preferred Stock owned by a stockholder, will be combined into ten new share of common stock;

•	each twenty thousand shares of Series D Preferred Stock owned by a stockholder, will be combined into one new share of Series D Preferred Stock;

•	each new share of Series D Preferred Stock owned by a stockholder, will be combined into twenty thousand new share of common stock;

•
the number of shares of common stock issued and outstanding (including the shares issuable upon conversion of our preferred stock) will be reduced from approximately 3.5 billion shares to approximately 2.7 million shares;

	Before Reverse		After Reverse
	Restricted	Non-Restricted	Restricted	Non-Restricted

Common Stock	2,894,138,745	616,357,932	154,584	71,204
Converted from Series C Preferred Stock			500
Converted from Series D Preferred Stock			2,436,453
Total	2,894,138,745	616,357,932	2,591,537	71,204

•
because the number of issued and outstanding shares of common stock will decrease as result of the reverse stock split, the number of authorized but unissued shares of common stock may increase on a relative basis. These additional shares of authorized common stock would be available for issuance at the discretion of our board of directors from time to time for corporate purposes such as raising additional capital and settling outstanding obligations, acquisitions of companies or assets and sales of stock or securities convertible into or exercisable for common stock. We believe that the availability of the additional shares would provide us with additional flexibility to meet business and financing needs as they arise.  The Company has no plans, commitments, arrangements, understandings or agreements of any kind to issue any shares that will be made available pursuant to the proposed reverse split.

Certain Risks Associated with the Reverse Stock Split

•
If the reverse stock split is effected and the market price of our common stock declines, the percentage decline may be greater than would occur in the absence of a reverse stock split.  The market price of our common stock will, however, also will be based on performance and other factors, which are unrelated to the number of shares outstanding.

•	There can be no assurance that the reverse stock split will result in any particular price for our common stock. As a result, the trading liquidity of our common stock may not necessarily improve.

•
There can be no assurance that the market price per share of our common stock after a reverse stock split will increase in proportion to the reduction in the number of shares of our common stock outstanding before the reverse stock split. For example, based on the closing price of our common stock on May    , 2012 of $.    per share, if the reverse stock split were implemented and approved for a reverse stock split ratio of one-for-twenty thousand, there can be no assurance that the post-split market price of our common stock would be $      or greater.  Accordingly, the total market capitalization of our common stock after the reverse stock split may be lower than the total market capitalization before the reverse stock split. Moreover, in the future, the market price of our common stock following the reverse stock split may not exceed or remain higher than the market price prior to the reverse stock split.

•
Because the number of issued and outstanding shares of common stock would decrease as result of the reverse stock split, the number of authorized but unissued shares of common stock would increase on a relative basis. If we issue additional shares of common stock, the ownership interest of our current stockholders would be diluted, possibly substantially.

•
The proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect. For example, the issuance of a large block of common stock could dilute the stock ownership of a person seeking to effect a change in the composition of the board of directors or contemplating a tender offer or other transaction for the combination of the company with another company.

Effective Time

The proposed reverse stock split would become effective as of 11:59 p.m., Eastern Time, (the “Effective Time”) on the date of filing the Reverse Stock Split Amendment with the office of the Secretary of State of the State of Delaware and the approval by FINRA.  Except as explained below with respect to fractional shares, on the Effective Time, shares of our common stock issued and outstanding immediately prior thereto will be combined, automatically and without any action on the part of the stockholders, into one share of our common stock in accordance with the reverse stock split ratio determined by our board of directors. We expect to file the Reverse Stock Split Amendment authorized by Proposal 2 with the Secretary of State of the State of Delaware promptly upon approval by our stockholders. Approval by stockholders of this Item 2 is conditioned upon approval of Item 3; conversely, approval by stockholders of Item 3 is conditioned upon approval of this Item 2.

After the Effective Time, our new Common Stock will each have new committee on uniform securities identification procedures (“CUSIP”) numbers, which is a number used to identify our equity securities, and stock certificates with the older CUSIP numbers will need to be exchanged for stock certificates with the new CUSIP numbers by following the procedures described below.

After the Effective Time, we will continue to be subject to periodic reporting and other requirements of the Exchange Act.  Our common stock will continue to be listed on the OTC Bulletin Board under the symbol “PTEL” until a new symbol is granted to us by FINRA, although FINRA will add the letter “D” to the end of the trading symbol for a period of 20 trading days after the Effective Date to indicate that the reverse stock split has occurred.

Fractional Shares

Stockholders will not receive fractional post-reverse stock split shares in connection with the reverse stock split. Instead, any holder post reverse split of ninety-nine (99) shares or less, including fractional shares, shall be rounded up to one hundred (100) shares.

Effect on Beneficial Holders of Common Stock (i.e., stockholders who hold in “street name”)

Upon the reverse stock split, we intend to treat shares held by stockholders in “street name,” through a bank, broker or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding our common stock in “street name”. However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing the reverse stock split and making payment for fractional shares. If a stockholder holds shares of our common stock with a bank, broker or other nominee and has any questions in this regard, stockholders are encouraged to contact their bank, broker or other nominee.

Effect on Registered “Book-Entry” Holders of Common Stock (i.e. stockholders that are registered on the transfer agent’s books and records but do not hold stock certificates)

Certain of our registered holders of common stock may hold some or all of their shares electronically in book-entry form with the transfer agent.  These stockholders do not have stock certificates evidencing their ownership of the common stock.  They are, however, provided with a statement reflecting the number of shares registered in their accounts.

If a stockholder holds registered shares in book-entry form with the transfer agent, no action needs to be taken to receive post-reverse stock split shares.  If a stockholder is entitled to post-reverse stock split shares, a transaction statement will automatically be sent to the stockholder’s address of record indicating the number of shares of common stock held following the reverse stock split.

Effect on Certificated Shares

Stockholders holding shares of our common stock in certificate form will be sent a transmittal letter from the Company agent after the Effective Time.  The letter of transmittal will contain instructions on how a stockholder who wishes to surrender his or her certificate(s) representing shares of our common stock (“Old Certificates”) to the transfer agent in exchange for certificates representing the appropriate number of whole shares of post-reverse stock split common stock (“New Certificates”).  No New Certificates will be issued to a stockholder until such stockholder has surrendered all Old Certificates, together with a properly completed and executed letter of transmittal, to the transfer agent.  Stockholder will be required to pay a transfer fee to exchange his, her or its Old Certificates.

Stockholders who comply with the letter of transmittal instructions will then receive a New Certificate(s) representing the number of whole shares of common stock which they are entitled as a result of the reverse stock split.  Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged for new certificates.  If an Old Certificate has a restrictive legend on the back of the Old Certificate(s), the New Certificate will be issued with the same restrictive legends that are on the back of the Old Certificate(s).

Stockholders should not destroy any stock certificate(s) and should not submit any stock certificate(s) until requested to do so.

Accounting Matters

The reverse stock split will not affect the par value of a share of our common stock. As a result, as of the Effective Time of the reverse stock split, the stated capital attributable to common stock on our balance sheet will be reduced proportionately based on the reverse stock split ratio (including a retroactive adjustment of prior periods), and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. Reported per share net income or loss will be higher because there will be fewer shares of common stock outstanding.

No Appraisal Rights

Under the Delaware General Corporation Law, stockholders are not entitled to appraisal rights with respect to the reverse stock split, and we will not independently provide stockholders with any such right.

Certain United States Federal Income Tax Considerations

The following is a summary of certain U.S. federal income tax consequences of the reverse stock split to holders of our common stock. This discussion is based upon the Code, Treasury regulations, judicial authorities, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as currently in effect and all of which are subject to change or differing interpretations (possibly with retroactive effect). This discussion is limited to U.S. holders (as defined below) that hold their shares of our common stock as capital assets for U.S. federal income tax purposes (generally, assets held for investment). This discussion does not address all of the tax consequences that may be relevant to a particular stockholder or to stockholders that are subject to special treatment under U.S. federal income tax laws, such as:

•	stockholders that are not U.S. holders;

•	financial institutions;

•	insurance companies;

•	tax-exempt organizations;
•	dealers in securities or currencies;

•	persons whose functional currency is not the U.S. dollar;

•	traders in securities that elect to use a mark to market method of accounting;

•	persons who own more than 5% of our outstanding stock;

•	persons that hold our common stock as part of a straddle, hedge, constructive sale or conversion transaction; and

•	U.S. holders who acquired their shares of our common stock through the exercise of an employee stock option or otherwise as compensation.

If a partnership or other entity taxed as a partnership holds our common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in such a partnership should consult their tax advisers about the tax consequences of the reverse stock split to them.

This discussion does not address the tax consequences of the reverse stock split under state, local or foreign tax laws. No assurance can be given that the IRS would not assert, or that a court would not sustain a position contrary to any of the tax consequences set forth below.

Tax Consequences of the Reverse Stock Split Generally

A U.S. holder will not recognize any gain or loss as a result of the reverse stock split.

Tax Basis and Holding Period

A U.S. holder’s aggregate tax basis in the common stock received in the reverse stock split will equal such stockholder’s aggregate tax basis in our common stock surrendered in the reverse stock split. The holding period for the shares of our common stock received in the reverse stock split generally will include the holding period for the shares of our common stock exchanged therefor.

For purposes of this section, the term “U.S. holder” means a beneficial owner of our common stock that for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any State or the District of Columbia;

•	an estate that is subject to U.S. federal income tax on its income regardless of its source; or

•
a trust, the substantial decisions of which are controlled by one or more U.S. persons and which is subject to the primary supervision of a U.S. court, or a trust that validly has elected under applicable Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

Required Vote and Recommendation

The affirmative vote of the holders of a majority of voting power of our Common Stock and our Series C Preferred Stock voting together as a single class, and of holders of a majority of the voting power of our Common Stock, voting as a separate class, will be required to approve the Reverse Stock Split Amendment.  Approval by stockholders of this Item 2 is conditioned upon approval of Item 3; conversely, approval by stockholders of Item 3 is not conditioned upon approval of this Item 2.

The board of directors unanimously recommends a vote “FOR” the proposal to effect a reverse stock split at a ratio of twenty thousand to one.

PROPOSAL THREE

AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO REDUCE THE AUTHORIZED COMMON SHARES FROM 19,990,000,000 TO 90,000,000

General

Our board of directors has approved, and is hereby soliciting stockholder approval of, an amendment to our certificate of incorporation to effect a reduction of the Corporation’s Common Stock in conjunction with the 20,000 to 1 reverse in Proposal Two from 19,990,000,000 validly issued, fully paid and non-assessable share of Common Stock, par value $.0001 per share to 90,000,000 validly issued, fully paid and non-assessable share of Common Stock, par value $.0001 per share in the form set forth in Appendix A to this proxy statement (the “Authorized Common Stock Amendment”).  The authorized Preferred Stock shall remain unchanged.

The affirmative vote of the holders of a majority of voting power of our Common Stock and our Series C Preferred Stock voting together as a single class, and of holders of a majority of the voting power of our Common Stock, voting as a separate class, will be required to approve the Authorized Common Stock Amendment.  Approval by stockholders of this Item 3 is conditioned upon approval of Item 2; conversely, approval by stockholders of Item 2 is conditioned upon approval of this Item 3.

Purpose of the Authorized Common Stock Amendment

If the Reverse Stock Split Amendment is approved, we will have under 2.7 million Common Stock issued and outstanding.  We do not anticipate in the foreseeable future a need to have more than 90,000,000 shares issued and outstanding

Required Vote and Recommendation

The affirmative vote of the holders of a majority of voting power of our Common Stock and our Series C Preferred Stock voting together as a single class, and of holders of a majority of the voting power of our Common Stock, voting as a separate class, will be required to approve the Authorized Common Stock Amendment.  Approval by stockholders of this Item 3 is conditioned upon approval of Item 2; conversely, approval by stockholders of Item 2 is conditioned upon approval of this Item 3.

The board of directors unanimously recommends a vote “FOR” the proposal to effect a reduction of the authorized Common Stock from 19,990,000,000 to 90,000,000.

OTHER MATTERS

Our board of directors does not intend to present, or have any reason to believe others will present, any other items of business.  If other matters are properly brought before the special meeting, the persons named in the accompanying proxy will vote the shares represented by it in accordance with the recommendation of our board of directors.

By Order of the Board of Directors,

Jerry Gruenbaum
Chief Executive Officer, President,
General Counsel and Secretary

New Haven, Connecticut
January [--], 2013

EXHIBIT A

STATE OF DELAWARE
AMENDED AND RESTATED CERTIFICATE OF
INCORPORATION
OF
PEGASUS TEL, INC.
(Incorporated February 19, 2002)

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of PEGASUS TEL, INC. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated so that, as amended, to read as follows:

ARTICLE I

The name of the corporation is BLUE BULL VENTURES, INC.

ARTICLE II

The address, including street, number, city and county of the Corporation’s registered office in the State of Delaware is 160 Greentree Drive, Suite 101, City of Dover, County of Kent, Delaware 19904. The name of its registered agent at such address is the National Registered Agents, Inc.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (“DGCL”).

ARTICLE IV

1. Effective immediately upon this Amended and Restated Certificate of Incorporation becomes effective under the General Corporation Law of the State of Delaware, and without any further action by the holders of such shares, (a) every twenty thousand (20,000)  outstanding shares of the Corporation’s Common Stock,  par value $0.0001 per share (“Common Shares”), shall be reversed split into one (1) validly issued, fully paid and non-assessable share of Common Shares; (b) every twenty thousand (20,000) outstanding shares of the Corporation’s Series C Convertible Preferred Stock, par value $0.0001 per share (“Series C Preferred”), shall be combined into one (1) validly issued, fully paid and non-assessable share of Series C Preferred; and (c) every twenty thousand (20,000) outstanding shares of the Corporation’s Series D Convertible Preferred Stock, par value $0.0001 per share (“Series D Preferred”), shall be combined into one validly issued, fully paid and non-assessable share of Series D Preferred; and any holder post reverse split of ninety-nine (99) shares or less, including fractional shares, shall be rounded up to one hundred (100) shares (collectively, the “Reverse Stock Split”).  All shares of Common Shares, Series C Preferred, and Series D Preferred as applicable that are held by a stockholder will be aggregated by class (in the case of Common Shares) or series (in the case of the Series C Preferred and Series D Preferred) subsequent to the aforementioned Reverse Stock Split.

The total number of shares of all classes which the Corporation has authority to issue is 200,000,000, of which 190,000,000 shares shall be designated as “Common Stock” with a par value of $.0001 per share, and 10,000,000 shares shall be designated as “Preferred Stock” with a par value of $.0001 per share.

The designations and the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the shares of each class of stock are as follows:

A. PREFERRED STOCK

The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more series. The description of shares of Preferred Stock, including any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption shall be as set forth in resolutions adopted by the Board of Directors, and Articles of Amendment shall be filed as required by law with respect to issuance of such Preferred Stock, prior to the issuance of any shares of Preferred Stock.

The Board of Directors is expressly authorized, at any time, by adopting resolutions providing for the issuance of, dividing of such shares into series or providing for a change in the number of, shares of any Preferred Stock and, if and to the extent from time to time required by law, by filing Articles of Amendment which are effective without Shareholder action to increase or decrease the number of shares included in the Preferred Stock, but not below the number of shares then issued, and to set or change in any one or more respects the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms and conditions of redemption relating to the shares of Preferred Stock. Notwithstanding the foregoing, the Board of Directors shall not be authorized to change the rights of holders of the Common Stock of the Corporation to vote one vote per share on all matters submitted for shareholder action. The authority of the Board of Directors with respect to the Preferred Stock shall include, but not be limited to, setting or changing the following:

(1)           the annual dividend rate, if any, on shares of Preferred Stock, the times of payment and the date from which dividends shall be accumulated, if dividends are to be cumulative;

(2)           whether the shares of Preferred Stock shall be redeemable and, if so, the redemption price and the terms and conditions of such redemption;

(3)           the obligation, if any, of the Corporation to redeem shares of Preferred Stock pursuant to a sinking fund;

(4)           whether shares of Preferred Stock shall be convertible into, or exchangeable for, shares of stock of any other class or classes and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

(5)           whether the shares of Preferred Stock shall have voting rights, in addition to the voting rights provided by law, and, if so, the extent of such voting rights;

(6)           the rights of the shares of Preferred Stock in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation; and

(7)           any other relative rights, powers, preferences, qualifications, limitations or restrictions thereof relating to the Preferred Stock.

The shares of Preferred Stock of any one series shall be identical with each other in all respects except as to the dates from and after which dividends thereon shall cumulate, if cumulative.

B. COMMON STOCK

Subject to all of the rights of the Preferred Stock as expressly provide herein, by law or by the Board of Directors pursuant to this Article I, the Common Stock of the Corporation shall possess all such rights and privileges as are afforded to capital stock by applicable law in the absence of any express grant of rights or privileges in the Corporation’s Articles of Incorporation, including, but not limited to, the following rights and privileges:

(1)           dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends;

(2)           the holders of Common Stock shall have the unlimited right to vote for the election of directors and on all other matters requiring stockholder action, each share being entitled to one vote; and

(3)           upon the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation the net assets of the Corporation available for distribution shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests.

ARTICLE V

A. Election of directors need not be by written ballot.

B.           Whenever the holders of one or more classes or series of Preferred Stock shall have the right, voting separately, as a class or series, to elect directors, the election, term of office, filling of vacancies, removal and other features of such directorships shall be governed by the terms of the resolution or resolutions adopted by the Board of Directors pursuant to ARTICLE IV applicable thereto, and each director so elected shall not be subject to the provisions of this ARTICLE V unless otherwise provided herein.

ARTICLE VI

The Board of Directors is authorized to adopt, amend, or repeal By-Laws of the Corporation except as and to the extent provided in the By-Laws. Any By-Law made by the Board of Directors under the powers conferred hereby may be amended or repealed by the Board of Directors or the stockholders in the manner provided in the By-Laws.

ARTICLE VII

A.           Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action suit, or proceeding, whether civil, criminal, administrative, or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director, officer, employee, or agent of the Corporation or any of its direct or indirect subsidiaries or is or was serving at the request of the Corporation as a director, officer, employee, or agent of any other corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnity”), whether the basis of such proceeding  is alleged  action in an  official  capacity as a director,  officer,  employee or agent or in any other capacity while serving as a director, officer, employee, or agent shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise or other taxes assessed with respect to an employee benefit plan, penalties, and amounts paid in settlement) reasonably incurred or suffered by such indemnitee who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the indemnitee’s heirs, executors, and administrators provided, however, that except as provided in Paragraph C of this Article VII with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B.           The right to indemnification conferred in Paragraph A of this Article VII shall include the right to be paid by the Corporation the expenses incurred in defending any proceeding for which such right to indemnification is applicable in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DCGL requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitations service to an employee benefit plan) shall be only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Article VII or otherwise.

C.           The rights to indemnification and to the advancement of expenses conferred in Paragraphs A and B of this Article VII shall be contract rights. If a claim under Paragraph A or B of this Article VII is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an indemnitee to enforce a right to an advancement of expenses) it shall be a defense that the indemnitee has not met any applicable standard for indemnification set forth in the DGCL,  and  (ii) any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the indemnitee has not met any applicable standard for indemnification set forth in the DCGL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VII or otherwise, shall be on the Corporation.

D.           The rights to indemnification and to the advancement of expenses conferred in this Article VII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, this Certificate of Incorporation, By-law, agreement, vote of stockholders or disinterested directors, or otherwise.

E.           The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee, or agent of the Corporation or another corporation, partnership, joint venture, trust, or other enterprise against any expense, liability, or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability, or loss under the DGCL.

F.           The Corporation’s obligation, if any, to indemnify any person who was or is serving as a director, officer, employee, or agent of any direct or indirect subsidiary of the Corporation or, at the request of the Corporation, of any other corporation or of a partnership, joint venture, trust or other enterprise shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, or other enterprise.

G.           Any repeal or modification of the foregoing provisions of this Article VII shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

ARTICLE VIII

No director of the Corporation shall be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision does not eliminate the liability of the director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholder, (ii) for acts or omissions, not in good faith or which involve intentional misconduct or a knowing violation of law, (iii)  under Section 174 of Title 8 of the Delaware Code, or  (iv) for any transaction from which the director derived an improper personal benefit. For purposes of the Prior sentence, the term “damages” shall, to the extent permitted by law, include without limitation, any judgment, fine, amount paid in settlement, penalty, punitive damages, excise or other tax assessed, including, without limitation, any of the foregoing incurred or assessed with respect to an employee benefit plan, or expense of any nature (including, without limitation, counsel fees and disbursements). Each person who serves as a director of the Corporation while this Article VIII is in effect shall be deemed to be doing so in reliance on the provisions of this Article VIII, and neither the amendment or repeal of this Article VIII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VIII, shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for, arising out of, based upon, or in connection with any acts or omissions of such director occurring prior to such amendment, repeal, or adoption of an inconsistent provision. The provisions of this Article VIII are cumulative, and shall be in addition to and independent of any and all other limitations on or eliminations of the liabilities of directors of the Corporation, as such, whether such limitations or eliminations arise under or are created by any law, rule, regulation, By-law, agreement, vote of stockholders or disinterested directors, or otherwise.

ARTICLE IX

Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

*   *   *   *   *   *
____________________

SECOND:  That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with the provisions of Section 242 and 245 of the Delaware General Corporation Law of the State of Delaware, the above amendment to the Certificate of Incorporation of the Corporation was adopted by unanimous written consent of the Board of Directors of the Corporation in accordance with Section 141 of the Delaware General Corporation Law of the State of Delaware and by the holders of a majority of the outstanding shares of common stock by written consent in accordance with Section 228 of the Delaware General Corporation Law of the State of Delaware and written notice of such was given by the Corporation, in accordance with said Section 228.

THIRD:  The said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this Amended and Restated Certificate of Incorporation to be signed and executed this ____ day of February, 2013 by the undersigned authorized officer of the corporation.

__________________________________
Jerry Gruenbaum, CEO
Chairman of the Board of Directors

PEGASUS TEL, INC. 116 COURT STREET, SUITE 707 NEW HAVEN, CT 06511	VOTE BY EMAIL Mark, sign and date your proxy card, scan it and return by email to jerry@secattorneys.com.

VOTE BY FAX Mark, sign and date your proxy card and fax it to Pegasus Tel, Inc. at +1 (203) 823-9343.

VOTE BY MAIL Mark, sign and date your proxy card and return it to Pegasus Tel, Inc. c/o Jerry Gruenbaum, CEO at P.O. Box 203106, New Haven, CT 06520 USA

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURNTHIS PORTION ONLY
THIS PROXYCARD IS VALID ONLY WHEN SIGNED AND DATED.
 Name of Shareholder: ____________________________________________________

Number of Shares owned: _________________________________________________

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSALS.
	For	Against	Abstain

Proposal One Ratify the Amendment to our Certificate of Incorporation to effect a name change to Blue Bull Ventures, Inc.	0	0	0

Proposal Two Ratify the Amendment to our Certificate of Incorporation to effect a 20,000 to 1 reverse split of all corporate shares	0	0	0

Proposal Three Ratify the Amendment to our Certificate of Incorporation to effect a reduction in the authorized common stock from 19,990,000,000 to 90,000,000 common stock	0	0	0

UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE PROPOSAL TO RATIFY THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO EFFECT A NAME CHANGE, TO EFFECT THE 20,000 TO 1 REVERSE, AND TO REDUCE THE AUTHORIZED COMMON TO 90,000,000 COMMON STOCK.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING.  YOU MAY NEVERTHELESS VOTE IN PERSON IF YOU ATTEND.

For address changes and/or comments, please check	0
this box and write changes on the back where indicated

Please sign exactly as your name or names appear(s) on this Proxy.  When shares are held jointly, each holder should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such.  If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.

Signature (PLEASE SIGN WITHIN BOX)	Date	Signature (Joint Owners)	Date

SPECIAL MEETING OF SHAREHOLDERS OF

PEGASUS TEL, INC.

FEBRUARY 15, 2013

Please date, sign and mail
your proxy card
as soon as possible.

Please detach along perforated line and mail.

PEGASUS TEL, INC.

116 Court Street, Suite 707
New Haven, CT 06511

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints Donald Sullivan and Ronald Alexander, and each of them, as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, for and on behalf of the undersigned, all the shares of common stock of PEGASUS TEL, INC. held of record by the undersigned on December 31, 2012 at the Special Meeting of Shareholders of the Company to be held at the offices of the Company, 116 Court Street, Suite 707, New Haven, CT 06511 on February 15, 2013 at 10:00 a.m. Eastern Daylight Time or any adjournment thereof, upon matters properly coming before the meeting, as set forth in the Notice of Special Meeting and Proxy Statement, both of which have been received by the undersigned and upon all such other matters that may properly be brought before the meeting, as to which the undersigned confers discretionary authority upon said proxies.  Without otherwise limiting the general authorization given hereby, said proxies are instructed to vote as directed on the reverse side.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued and to be signed on the reverse side)